Exhibit 10.1

Dated as of 18 February 2005

DIANA SHIPPING INC.

as Borrower

-and-

THE ROYAL BANK OF SCOTLAND PLC

as Lender

LOAN AGREEMENT

relating to a revolving credit facility of up to USD$300,000,000

WATSON, FARLEY & WILLIAMS LLP

London

INDEX
Clause		Page
1	INTERPRETATION	1

2	FACILITY	15

3	DRAWDOWN	15

4	INTEREST	16

5	INTEREST PERIODS	17

6	DEFAULT INTEREST	17

7	REPAYMENT, PREPAYMENT AND CANCELLATION	18

8	MISMATCH BETWEEN FACILITY AND TRANSACTIONS	19

9	CONDITIONS PRECEDENT	20

10	REPRESENTATIONS AND WARRANTIES	21

11	GENERAL UNDERTAKINGS	23

12	CORPORATE UNDERTAKINGS AND FINANCIAL COVENANTS	27

13	INSURANCE	28

14	SHIP COVENANTS	32

15	SECURITY COVER	35

16	PAYMENTS AND CALCULATIONS	37

17	APPLICATION OF RECEIPTS	37

18	APPLICATION OF EARNINGS	38

19	EVENTS OF DEFAULT	38

20	FEES AND EXPENSES	43

21	INDEMNITIES	44

22	NO SET-OFF OR TAX DEDUCTION	45

23	ILLEGALITY, ETC	46

24	INCREASED COSTS	47

25	SET-OFF	48

26	ASSIGNMENTS, TRANSFERS AND CHANGES IN LENDING OFFICE	49

27	VARIATIONS AND WAIVERS	49

28	NOTICES	50

29	SUPPLEMENTAL	51

30	GOVERNING LAW AND JURISDICTION	52

THIS LOAN AGREEMENT is dated as of 18 February 2005

BETWEEN:

(1)	DIANA SHIPPING INC., a company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, P O Box 1405, Majuro, Marshall Islands MH96960 (the “Borrower”); and

(2)	THE ROYAL BANK OF SCOTLAND PLC, acting through the Shipping Business Centre at 5-10 Great Tower Street, London EC3P 3HX (the “Lender”).

BACKGROUND

The Lender has agreed to make available to the Borrower a revolving credit facility of up to $300,000,000 as follows:

(A)	to enable the Borrower or other members of the Group to finance the acquisition of New Ships and the shares of New Companies;

(B)	to provide the Borrower with working capital in an amount of up to US$50,000,000 out of which an amount of up to $20,000,000 may be used for the acquisition of the Approved Manager;

in each case, subject to the limitations, reductions and other terms and conditions contained in this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Charge” means the deed in respect of the Operating Account executed or to be executed by the Borrower in favour of the Lender substantially in the form set out in Appendix C (or in such other form as the Lender may approve or require);

“Accounting Information” means the quarterly financial statements and/or the annual audited financial statements to be provided by the Borrower to the Lender in accordance with Clause 11.7;

“Accounting Period” means each consecutive period of approximately three months falling during the Security Period (ending on the last day in March, June, September and December of each year) for which quarterly Accounting Information is required to be delivered pursuant to Clause 11.7;

“Adjusted Net Worth” means, in respect of an Accounting Period, the amount of Total Assets less Consolidated Debt;

“Advance” means each of the New Ship Advances and the Working Capital Advances and, in the plural, means all of them;

“Approved Broker” means H. Clarkson & Company, Galbraiths Limited, Braemar Seascope, Arrow Shipbrokers or such other firm of independent sale and purchase shipbrokers as shall be approved by the Lender (in substitution for any of the foregoing), in its sole and absolute discretion, from time to time for the purposes of this Agreement;

“Approved Flag” means any of the Greek or Bahamas or any other flag as the Lender may, in its sole and absolute discretion approve as the flag on which a Ship may be registered;

“Approved Flag State” means any of Greece or the Commonwealth of the Bahamas or any other country in which the Lender, may in its sole and absolute discretion, approve that a Ship may be registered;

“Approved Manager” means, for the time being, Diana Shipping Services S.A., a company incorporated under the laws of the Republic of Panama and whose registered office is at Edificio “Centro Magna Corp”, Ave. Manuel MA, De y Caza y Calle 51, Panama, Republic of Panama or any other company which the Lender may, in its sole and absolute discretion, approve from time to time as the manager of the Ships;

“Availability Date” means the date on which all the conditions referred to in Schedule 2 Parts A and B have been satisfied (in the opinion of the Lender) in full and shall be no later than 2 May 2006 unless the Lender otherwise agrees in its sole and absolute discretion;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the Termination Date (or such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the date on which the Commitment is fully cancelled or terminated,

save that in the case of each Working Capital Advance, such period shall end on the date the Lender notifies the Borrower that the Commitment shall be reduced in accordance with the proviso in Clause 7.1;

“Available Commitment” means, at any time, the Commitment less the amount of the Facility at that time;

“Business Day” means a day (other than a Saturday or Sunday) on which banks and financial markets in London are open for business and, in respect of a day on which a payment is required to be made under a Finance Document, also a day on which banks and financial markets are open for business in New York City;

“Calculation Period” means the period commencing on the date on which the last payment or delivery has been made under section 2(d)(i) of the Master Agreement with respect to a Transaction (or in the case of the first such period the date the relevant Transaction has been entered into) and ending on the next date upon which such a payment on delivery is to be made;

“Collateral Ship” means any New Ship which is registered under an Approved Flag, is the subject of a Mortgage and which the Borrower nominates as a “Collateral Ship” for the purposes of this Agreement and, in the plural, means all of them;

“Commitment” means the maximum amount of the Facility at any given time to be determined in accordance with the commitment schedule set out in Schedule 5 as that amount may be limited, reduced, cancelled or terminated in accordance with this Agreement;

“Confirmation” has the meaning given to that expression in section 14 of the Master Agreement;

“Consolidated Debt” means, in respect of an Accounting Period, the aggregate amount of Debt due by the members of the Group (other than any such Debt owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Consolidated Financial Indebtedness” means, in respect of each Accounting Period, the aggregate amount of Financial Indebtedness (including current maturities) due by the members of the Group (other than any such Financial Indebtedness owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Contractual Currency” has the meaning given in Clause 21.5;

“Credit Support Document” has the meaning given to that expression in section 14 of the Master Agreement;

“Credit Support Provider” has the meaning given to that expression in section 14 of the Master Agreement;

“Current Assets” means, in respect of each Accounting Period, the aggregate of the cash and marketable securities, trade and other receivables from persons other than a member of the Group’ realisable within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the then most recent Accounting Information;

“Debt” means in relation to any member of the Group (the “debtor”), Financial Indebtedness of the debtor;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made pursuant to Clause 3, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Early Termination Date” has the meaning given to that expression in section 14 of the Master Agreement;

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the Owner of that Ship in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Environmental Claim” means

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner of that Ship and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner of that Ship and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Existing Ships” means any of the ships more particularly described in Schedule 3 and, in the singular, means any one of them;

“Facility” means the principal amount of the borrowing by the Borrower which has been advanced and is for the time being outstanding under this Agreement;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Master Agreement Security Deed;

(d)	each Guarantee;

(e)	each General Assignment;

(f)	each Mortgage;

(g)	the Account Charge;

(h)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to any member of the Group (the “debtor”), a liability of the debtor resulting from:

(a)	money borrowed from all sources;

(b)	any bonds, notes, loan stock, debentures or similar instruments;

(c)	acceptance credits, bills of exchange or documentary credits;

(d)	share issues on the basis that they are, or may become, redeemable (at redemption value);

(e)	gross obligations under finance leases;

(f)	factoring of debts;

(g)	amounts raised or obligations incurred in respect of any other transaction, which has the commercial effect of borrowing as determined in accordance with GAAP,

provided that no amount shall be taken into account more than once in calculating Financial Indebtedness.

“GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America consistently applied;

“General Assignment” means, in relation to each Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship executed or to be executed by the Owner of that Ship in favour of the Lender substantially in the form set out in Appendix B (or such other form as the Lender may approve or require);

“Group” means the Borrower and its subsidiaries (whether direct or indirect) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Guarantee” means, in relation to each Owner, the guarantee by that Owner of the Borrower’s liabilities under this Agreement, the Master Agreement and the Finance Documents executed or to be executed by the relevant Owner in favour of the Lender substantially in the form set out in Appendix D (or such other form as the Lender may approve or require);

“Insurances” means, in relation to each Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Expenses” means, in respect of an Accounting Period, the aggregate on a consolidated basis of all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group) and any net amounts payable under interest rate hedge agreements;

“Interest Period” means a period determined in accordance with Clause 5;

“IPO” means, the sale of an underwritten initial public offering registered under the U.S. Securities Act of 1933, as amended, of shares of common stock of the Borrower;

“ISM Code” means, in relation to its application to each Owner, the Approved Manager, each Ship and its operation, the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolution MSC 104 (73) (amending Resolution A.741 (18)) and Resolution A.913 (22) (superceding Resolution A.788 (19)), as the same may be amended, supplemented or superceded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means, in relation to its application to each Owner, the Approved Manager, each Ship and its operation, the International Ship and Port Facility Security Code constituted pursuant to Resolution A.924 (22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic Conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended);

“Lender” means The Royal Bank of Scotland pic, a company incorporated in Scotland having its registered office at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting through the Shipping Business Centre at 5-10 Great Tower Street, London EC3P 3HX, England or through any other branch notified to the Borrower from time to time pursuant to Clause 26.3 and includes all persons directly or indirectly deriving title under it (whether by permitted assignment, amalgamation, operation of law or otherwise);

“Liquid Funds” means, in respect of an Accounting Period:

(a)	cash in hand or held with banks or other financial institutions of the Borrower and/or any other member of the Group in Dollars or another currency freely convertible into Dollars, which is free of any Security Interest (other than a Permitted Security Interest and other than ordinary bankers’ liens which have not been enforced or become capable of being enforced);

(b)	any other short-term financial investment which is free of any Security Interest (other than a Permitted Security Interest) as stated in the then most recent Accounting Information; and

(c)	any amounts in respect of the Available Commitment immediately available for drawing as working capital pursuant to Recital (C) of this Agreement;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Mandatory Cost Rate” means the percentage rate which represents the cost to the Lender, relative to the Facility, of compliance with the requirements of the Bank of England, the Financial Services Authority or any other regulatory authority, as determined by the Lender in accordance with the formula detailed in Schedule 4;

“Margin” means:

(a)	where the Relevant Percentage is less than sixty per cent (60%), 0.75 per cent per annum;

(b)	where the Relevant Percentage is between sixty per cent (60%) and seventy per cent (70%) inclusive, 0.80 per cent per annum; and

(c)	where the Relevant Percentage is greater than seventy per cent (70%), 0.85 per cent per annum;

“Margin Set Date” shall have the meaning given to such term in Clause 5.4;

“Master Agreement” means the Master Agreement (on the 1992 ISDA (Multicurrency -Crossborder) form as modified) entered into by the Lender and the Borrower dated the date of this Agreement, and includes all transactions from time to time entered into and confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrower to the Lender under the Master Agreement;

“Master Agreement Security Deed” means the deed containing, inter alia, a charge in respect of the Master Agreement executed or to be executed by the Borrower in favour of the Lender substantially in the form set out in Appendix F (or such other form as the Lender may approve or require);

“Mortgage” means, in relation to each Ship, the first priority or preferred ship mortgage on that Ship and, if required by the Approved Flag State, a collateral deed of covenants, executed or to be executed by the Owner of such Ship in favour of the Lender substantially in the form of Appendix A or such other form as the Lender may approve or require and modified as necessary to conform with the laws of the Approved Flag State;

“New Company” means any company which:

(a)	has as its principal business the ownership, chartering or operation of vessels;

(b)	the Borrower notifies to the Lender pursuant to Clause 3.4 as a company the Borrower wishes to acquire (either directly or through a subsidiary) with the assistance of a New Ship Advance; and

(c)	the Lender, in its sole and absolute discretion, shall notify to the Borrower as being acceptable to the Lender, in accordance with Clause 3.4; and

(d)	is the subject of a Drawdown Notice,

and in the plural, means all such companies;

“New Ship” means any dry bulk carrier or cellular container ship (which is not an Existing Ship) which:

(a)	the Borrower notifies to the Lender pursuant to Clause 3.4 as a vessel which the Borrower wishes to purchase (either directly or through a subsidiary) with the assistance of a New Ship Advance;

(b)	will be no greater than 10 years old at the date of the proposed purchase;

(c)	shall be registered on an Approved Flag on and from the date of its purchase by a member of the Group;

(d)	the Lender shall notify to the Borrower as being acceptable in accordance with Clause 3.4; and

(e)	is the subject of a Drawdown Notice,

and, in the plural, means all such ships;

“New Ship Advance” means each advance requested by the Borrower or, as the context requires, made or to be made by the Lender pursuant to Clause 3.2(c) to assist the Borrower directly or indirectly in its acquisition of New Ships and the shares of New Companies and, in the plural, means all such advances;

“Operating Account” means, for the time being, an account opened or to be opened in the name of the Borrower with the Lender designated “Diana Shipping—Operating Account”, or any other account or sub-account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designed by the Lender as the Operating Account for the purposes of this Agreement;

“Owner” means any member of the Group who owns a Ship which is the subject of a Mortgage and, in the plural, means all of them;

“Payment Currency” has the meaning given in Clause 21.5;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(f);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“RBS LIBOR” means, for an Interest Period, the rate per annum at which deposits in Dollars in an amount approximately equal to the Facility (or any part thereof) are (or would have been) offered by the Lender to leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to commencement of such Interest Period for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Receiving Bank” means American Express Bank Limited, 3 World Financial Centre, 23rd Floor, New York, NY 10285-2300, USA or such other bank as may from time to time be notified by the Lender to the Borrower;

“Relevant Interest Rate” means RBS LIBOR or, in the case where a Transaction is to be, or has been, entered into under the Master Agreement and the Borrower has not made an election pursuant to Clause 4.3, TELERATE;

“Relevant Percentage” means, at the relevant time, the principal amount of the Advances outstanding as a percentage of the aggregate market value of the Ships which are the subject of a Mortgage (as determined in accordance with Clauses 15.5 and 15.6 where the Relevant Percentage shall be calculated on each Margin Set Date as per Clause 5.4;

“Relevant Person” has the meaning given in Clause 19.7;

“Repayment Date” means, a date on which the Commitment is reduced in accordance with the commitment schedule set out in Schedule 5 and on which the Borrower shall repay any sums necessary to ensure that the Facility does not exceed the then current Commitment;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem;and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Owners, the Unencumbered Owners and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Ships” means, together, the Existing Ships and the Collateral Ships and, in the singular, means any one of them;

“Tangible Fixed Assets” means, in respect of an Accounting Period, the value (less depreciation computed in accordance with GAAP) on a consolidated basis of all the assets of the Group which would, in accordance with GAAP, be classified as tangible fixed assets, namely items held for ongoing use to the business of the Group including, without limitation, any land, plant, machinery and vessels as such value is stated in the then most recent Accounting Information; Provided that, for the purposes of determining compliance with the covenants set forth in Clause 15.2, the value of such tangible fixed assets attributable to the Ships shall be equal to the aggregate value of such Ships (as determined by one or more of the Approved Brokers in the manner provided for in Clauses 15.5 and 15.6) rather than the value of such Ships as stated in the then most recent Accounting Information;

“Taxes” includes all present and future income, corporation or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and references to “Taxation” shall be construed accordingly);

“TELERATE” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that Interest Period or other relevant period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period or other period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “REUTERS BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period or other period for a period equal to that Interest Period or other period and for delivery on the first Business Day of it;

“Termination Date” means the date falling 10 years after the Availability Date;

“Total Assets” means, in respect of an Accounting Period, the aggregate of Current Assets and Tangible Fixed Assets”;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower’s full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower’s full control;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

“Transaction” means a Transaction as defined in the introductory paragraph of the Master Agreement;

“Unencumbered Owners” means any owner of a New Ship which is not a Collateral Ship; and

“Working Capital Advance” means each advance requested by the Borrower or, as the context requires, made or to be made by the Lender pursuant to Clause 3.2(e) to provide the Group with working capital and, in the plural, means all such advances.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person before, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (01/11/02 or 01/11/03) or clause 8 of the Institute Time Clauses (Hulls)(l/l 1/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls)(l/10/83) or clause 24 of the Institute Time Clauses Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month”and ”monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement (including, without limitation, Clauses 3.2, 3.3 and 9.1(f)) and in reliance (inter alia) on the representations and warranties of the Borrower and the Security Parties set out in the Finance Documents, the Lender shall make a revolving credit facility not exceeding $300,000,000 available to the Borrower.

2.2	Purpose of Advances. The Borrower undertakes with the Lender to use each Advance only for the purposes stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 2 Business Days prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	the first Drawdown Date must be on or after the Availability Date unless the Lender otherwise agrees in its sole and absolute discretion;

(b)	a Drawdown Date must be a Business Day during the Availability Period;

(c)	subject to Clauses 3.3 and 3.4 the amount of a New Ship Advance:

(i)	shall not be less than $1,000,000;

(ii)	shall be a multiple of $ 1,000,000;

(iii)	shall not exceed the Available Commitment; and

(iv)	shall not exceed 100 per cent, of the cost of the New Ship or the shares of the New Company which, as the case may be, is the subject of such New Ship Advance;

(d)	the aggregate amount of the Working Capital Advances shall not exceed $50,000,000, out of which up to $20,000,000 may be used for the acquisition of the Approved Manager and any balance may be used as working capital and, each Working Capital Advance shall not be less than $1,000,000 and shall be a multiple of $1,000,000;

(e)	the aggregate amount of the Advances shall not exceed the Commitment; and

(f)	the aggregate amount of the Advances shall not exceed 75% of the aggregate market value of the Ships the subject of a Mortgage (calculated in accordance with the provisions of Clauses 15.5 and 15.6).

3.3	Initial Commitment. Prior to the date of delivery of m.v.s “CALIPSO”, “CLIO” and “PANTELIS SP.” (more particularly described in Schedule 3) to the relevant members of the Group, the Commitment shall be limited to the greater of:

(a)	$168,000,000; and

(b)	60 per cent, of the aggregate market value (as determined by one or more Approved Brokers in the manner provided for in Clauses 15.5 and 15.6) of the Ships which are the subject of a Mortgage subject to a maximum amount of $230,000,000.

3.4	Availability of New Ship Advances. Where the Borrower wishes to borrow a New Ship Advance to assist the Borrower in funding the acquisition cost of a New Ship or a New Company, the Borrower shall notify the Lender of the following:

(a)	in the case of the proposed acquisition of a New Ship, the proposed flag, general description, deadweight tonnage and purchase price of the vessel nominated by the Borrower and whether the nominated vessel shall be a Collateral Ship subject to a Mortgage for the purposes of this Agreement; and

(b)	in the case of the proposed acquisition of a New Company, the name, place of incorporation and financial statements (if any) of the company nominated by the Borrower and the acquisition price of the snares of the nominated company, together with such further information as the Lender may reasonably require.

Upon receipt of such information from the Borrower, the Lender shall, as soon as reasonably practical, notify the Borrower of its acceptance or rejection of such nominated vessel or company for the purposes of a New Ship Advance (which acceptance or rejection shall be in accordance with the proviso below) and if the Lender rejects such vessel or company, the Lender shall be under no obligation to make any such New Ship Advance in relation thereto, provided that:

(i)	the Lender’s acceptance of a nominated vessel shall be automatic if such vessel is a drybulk carrier or a cellular container ship (minimum 1,500 TEU) no older than ten (10) years of age and classed to the highest applicable notation with a classification society acceptable to the Lender; and

(ii)	the Lender’s acceptance or rejection of any other nominated vessel (not falling within the criteria in (i) above) shall not be unreasonably withheld; and

(iii)	the Lender’s acceptance or rejection of a nominated company shall be in the sole and absolute discretion of the Lender.

3.5	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or other duly authorised representative of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make each Advance to the Borrower; and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on an Advance in respect of the Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on an Advance in respect of the Interest Period applicable to it shall be the aggregate of (a) the Margin, (b) the Relevant Interest Rate for that Interest Period and (c) the Mandatory Cost Rate, if any.

4.3

Interest rate when Transactions under Master Agreement. If a Transaction is to be entered into under the Master Agreement, the Relevant Interest Rate for each Interest Period applicable to that part of the Facility the subject of the Transaction (commencing with the first Interest Period relating to such Transaction) shall be TELERATE unless the Borrower, by giving written notice (which shall be irrevocable) to the Lender not later than 11.00 a.m. (London time) 2 Business Days before the commencement of such first Interest Period, elects that the Relevant Interest Rate shall be RBS LIBOR rather than TELERATE.

4.4	Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

4.5	Notification of market disruption. The Lender shall promptly notify the Borrower if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund an Advance (or any part of it) during the Interest Period applicable to it, stating the circumstances which have caused such notice to be given and the Lender’s obligation to make the Advance shall be suspended while the circumstances referred to in the Lender’s notice continue.

5	INTEREST PERIODS

5.1	Duration of normal Interest Periods. There shall be a single Interest Period for each Advance which shall be notified by the Borrower to the Lender in the Drawdown Notice for that Advance and, subject to Clauses 5.2 and 5.3, that Interest Period shall be:

(a)	1, 3, 6 or 12 months as notified by the Borrower to the Lender in the Drawdown Notice for that Advance; or

(b)	3 months, if the Borrower fails to notify the Lender in the Drawdown Notice for that Advance; or

(c)	such other period as the Lender may agree with the Borrower.

Provided that any Interest Period selected by the Borrower under this Clause is subject to availability as determined by the Lender in its sole and absolute discretion and when implementing a scheduled reduction in the Lender’s Commitment as set out in Schedule 5, the selection of Interest Periods under this Clause 5.1 shall be made in such manner as to ensure that the expiry of an Interest Period in respect of an amount of the Facility equal to such scheduled reduction amount shall coincide with such reduction date.

5.2	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrower by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

5.3	No Interest Period to extend beyond Termination Date. No Interest Period shall end after the Termination Date and any Interest Period which would otherwise extend beyond the Termination Date shall instead end on the Termination Date.

5.4	Calculation of Margin. On each of the Availability Date, 30 June 2006 and quarterly thereafter (each such date being a “Margin Set Date”) the Lender shall calculate the Margin applicable for the period from that Margin Set Date to the next Margin Set Date.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	on or within 2 Business Days of the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, within 3 Business Days of the date on which such demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 1 per cent, above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it) together with the Mandatory Cost Rate;

(b)	the Margin together with the Mandatory Cost Rate plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	RBS LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT, PREPAYMENT AND CANCELLATION

7.1	Repayment of the Facility. The Borrower shall repay those sums (if any) necessary on each Repayment Date to ensure that the Facility does not exceed the Commitment as determined on that Repayment Date by reference to Schedule 5 (as such Schedule may be amended from time to time in accordance with the provisions of this Agreement).

The Lender shall be entitled to debit the Operating Account without prior notice on the Repayment Dates in order to discharge any amount payable to it under this Clause 7.1.

7.2	Additional payments on Termination Date. On the final Termination Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.3	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of an Advance.

7.4	Conditions for voluntary prepayment. The conditions referred to in Clause 7.3 are that:

(a)	the Lender has received from the Borrower at least 14 days’ prior written notice of its intention to make such a prepayment and specifying the amount and date on which the prepayment is to be made;

(b)	the amount of any such partial prepayment shall be not less than $1,000,000 (or a higher integral multiple thereof); and

(c)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.5	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.6	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20.2 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

7.7	Reborrowing permitted. Subject to the terms of this Agreement, any amount repaid or prepaid may be reborrowed unless at the time of such repayment or prepayment, the Borrower permanently cancels the whole or part of the Commitment in accordance with Clauses 7.8, 7.9 and 7.10.

7.8	Voluntary cancellation of Commitment. Subject to the following conditions, the Borrower may cancel the whole or any part of the Commitment.

7.9	Conditions for cancellation of the Commitment. Those conditions are:

(a)	that a partial cancellation shall be $1,000,000 or a multiple of $1,000,000; and

(b)	that the Lender has received from the Borrower at least 14 days’ prior written notice specifying the amount of the Commitment to be cancelled and the date on which the cancellation is to take effect.

7.10	Effect of notice of cancellation. The service of a cancellation notice under Clause 7.9(b) shall cause the amount of the Commitment specified in the notice to be permanently cancelled and the Commitment figures set out in Schedule 5 shall be reduced by an amount corresponding to the amount of such cancellation.

8	MISMATCH BETWEEN FACILITY AND TRANSACTIONS

8.1	Hedging position following repayment, prepayment or reduction of the Commitment. On or prior to any repayment or prepayment of all or part of the Facility or a reduction of the Commitment (whether scheduled or not) under this Agreement then, subject to Clause 8.2, the Lender shall be entitled but not obliged:

(a)	to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or such part of the rights, benefits and obligations created by the Master Agreement which equate or relate to the part of the Facility so repaid or prepaid or the part of the Commitment so reduced; and/or

(b)	to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion decides,

and, in the case of a repayment or prepayment of part of the Facility or a reduction of the part of the Commitment and the Lender exercising any part of that entitlement, the Borrower’s continuing obligations under the Master Agreement shall, unless agreed otherwise by the Lender, be calculated so far as the Lender considers practicable by reference to the amended commitment reduction schedule taking account of the fact that less than the full amount of the Commitment remains outstanding.

8.2	Obligation to provide additional security. If:

(a)	at any time, the Borrower maintains Transactions which are in amounts not wholly matched with or linked to, all or part of the Facility; and

(b)	following a written request from the Borrower, the Lender in its absolute discretion agrees that the Borrower may be permitted to maintain all or part of such Transactions,

the Borrower shall, within 15 days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall, in the opinion of the Lender, be adequate to secure the performance of any relevant Transaction in excess of the Commitment.

8.3	Form of additional security. The additional security referred to in Clause 8.2 shall take such form, be constituted by such documentation and be entered into by such parties, as the Lender may, in its absolute discretion, approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

8.4	Indemnity. The Borrower shall, on the first written demand of the Lender, indemnify the Lender in respect of all expenses (including the fees of legal advisers) incurred or sustained by the Lender as a consequence of, or in relation to, the effecting of any matters or transactions referred to in Clauses 8.1, 8.2, and 8.3.

8.5	Consequences of Transactions being terminated. Without prejudice to or limitation of the obligations of the Borrower under Clause 8.5, if the Lender exercises any of its rights under Clause 8.1 and such exercise results in all or part of a Transaction being terminated, such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default by the Borrower, and, accordingly, the Lender shall be permitted to recover from the Borrower a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. The Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on or before the first Drawdown Date but before the making of the first Advance, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the Drawdown Date of each New Ship Advance but prior to the making of such New Ship Advance, the Lender receives the documents described in Part C of Schedule 2 in form and substance satisfactory to it and its lawyers;

(d)	that, on the date of this Agreement, the Lender has received the fee referred to in Clause 20.1(a) and has received payment of the expenses referred to in Clause 20.2; and

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)	the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.5 has occurred and is continuing; and

(f)	that, if the ratio set out in Clause 15.2 were applied immediately following the making of any Advance, the Borrower would not be obliged to provide additional security or prepay part of the Facility under that Clause;

(g)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the Drawdown Date.

9.2	Waivers of conditions precedent. If the Lender, at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business days after the Drawdown Date (or such longer period as the Lender may specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to the Lender as follows.

10.2	Status. The Borrower was duly incorporated under the laws of the Republic of Liberia, was duly domesticated under the laws of the Republic of The Marshall Islands and is validly existing and in good standing under the laws of the Republic of The Marshall Islands.

10.3	Share capital and ownership. The Borrower is authorised to issue:

(a)	100,000,000 registered shares of common stock each with a par value of $0.01; and

(b)	25,000,000 registered preferred shares each with a par value of $0.01.

10.4	Corporate power. The Borrower (or, in the case of paragraph (a), each Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to own and register the Ship owned by it in its name under the Approved Flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Facility, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 11.6; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.8; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving the Borrower has been commenced which would be likely to have a material adverse effect on the Borrower’s business or condition (financial or otherwise).

10.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2,11.3,11.10 and 11.11.

10.14	Taxes paid. The Borrower has paid all Taxes applicable to, or imposed on or in relation to the Borrower, its business.

10.15	Registration. Save for such registrations and filings as are referred to in this Agreement and the other Finance Documents, it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Agreement, the Master Agreement and the other Finance Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement, the Master Agreement or any of the other Finance Documents.

10.16	ISM and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Owners, the Approved Manager and the Ships have been complied with and, without limiting the foregoing, each Owner has complied with all other statutory and other requirements relative to its business and in particular has obtained and maintains (or has ensured that the Approved Manager has obtained and maintained) a valid Safety Management Certificate for the Ship owned by it and Document of Compliance.

10.17	No money laundering. The Borrower is acting for its own account and the borrowing of the Facility and the performance and discharge of the Borrower’s obligations and liabilities under this Agreement, the Master Agreement and the other Finance Documents to which it is a party and other arrangements effected or contemplated by this Agreement will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community or any Pertinent Jurisdiction.

10.18	Time when representations made. The representations and warranties in this Clause 10 are made on the date of this Agreement, shall survive the execution of this Agreement and the advance of the Facility and, in addition, shall be deemed to be repeated on the date on which each Drawdown Notice is given and (other than those in Clauses 10.9 and 10.12) at the commencement of each Interest Period, with respect to the facts and circumstances existing at each such time, as if made at each such time.

11	GENERAL UNDERTAKINGS

11.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Lender may otherwise permit.

11.2	Title; negative pledge. The Borrower will:

(a)	hold the legal title to, and own either directly or indirectly the entire beneficial interest in each Owner and each Unencumbered Owner free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future other than in the normal course of its business of acquiring, financing and operating vessels and companies with shipping interests.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

Provided that the provisions of this Clause 11.3 shall not prevent:

(i)	any disposal by a subsidiary of the Borrower to the Borrower or by the Borrower to a subsidiary of the Borrower or by a subsidiary of the Borrower to another subsidiary of the Borrower;

(ii)	the sale of property or assets for its or their full value in cash to the extent that the net sale proceeds (after taking into account any taxation arising as a consequence of such sale) are applied within 3 months after such sale in the acquisition of assets of a similar nature and approximately equal value to be used in a business for the time being carried on by the Borrower or the relevant subsidiary of the Borrower;

(iii)	any distribution of the surplus assets of a subsidiary of the Borrower as part of a solvent winding up of such subsidiary;

(iv)	any exchange of assets for other assets of a substantially similar nature and approximately equal value;

(v)	the application of cash in the acquisition of assets or services in the ordinary course of trading of the Borrower;

(vi)	the sale, transfer, loan or disposal in the ordinary course of trading of obsolete plant and machinery; or

(vii)	the repayment of any principal or interest in respect of any moneys borrowed by members of the Group and the payment of any dividend or distribution permitted under this Agreement,

which, in each case, does not result in the reduction of the Adjusted Net Worth or otherwise result in a material adverse change in the Group’s financial position

11.4	No other liabilities or obligations to be incurred. The Borrower will not, and will procure that none of its subsidiaries will, incur any liability or obligation except liabilities and obligations under the Finance Documents to which each is a party and liabilities or obligations reasonably incurred in the ordinary course of acquiring, financing, owning operating and chartering vessels.

11.5	Compliance with ISM and ISPS Code. The Borrower shall procure that each Owner and each Unencumbered Owner shall comply with the ISM Code and the ISPS Code and notify the Lender in writing in the event that either the Document of Compliance and Safety Management Certificate is withdrawn, cancelled or suspended.

11.6	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.7	Provision of financial statements. The Borrower will send to the Lender:

(a)	as soon as possible, but in no event later than 6 months after the end of each financial year of the Borrower, the audited consolidated accounts of the Group and audited individual accounts of the Borrower;

(b)	as soon as possible, but in no event later than 3 months after the end of each quarter in each financial year of the Borrower unaudited consolidated accounts of the Group and unaudited individual accounts of the Borrower and which are certified as to their correctness by the chief financial officer of the Borrower;

(c)	on the date of this Agreement, on or before service of the first Drawdown Notice and thereafter, simultaneously with each of the annual audited accounts, the unaudited accounts and the management accounts, to be sent to the Lender under paragraphs (i) and (ii), a compliance certificate signed by the chief financial officer of the Borrower in the form set out in Schedule 6, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such compliance certificate.

11.8	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.7 will:

(a)	be prepared in accordance with all applicable laws, the requirements of the United States Securities and Exchange Commission and GAAP;

(b)	give a true and fair view of the state of affairs of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries.

11.9	Shareholder, creditor and other notices. The Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them and any documents filed with the United States Securities and Exchange Commission.

11.10	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Borrower and any other Security Party to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document;

(c)	for each Owner to continue to own and operate the Ship owned by it;

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.11	Business. The Borrower shall not make any material change to its business from that being conducted at the date of this Agreement and shall procure that each Owner shall not conduct any business or activity other than the ownership, chartering and operation of vessels.

11.12	Approved Manager. Each Ship shall be managed by the Approved Manager and the Borrower shall procure that no Owner shall employ a manager of any Ship other than the Approved Manager, nor change the terms and conditions of the management of any Ship other than upon such terms and conditions as the Lender shall approve.

11.13	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions (including, without limitation, any Approved Flag State if at the relevant time a Ship is registered under the laws of such Approved Flag State), pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.14	Notification of litigation. The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or any Ship, its Earnings or the Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.15	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands and in the case of the Borrower’s principal executive offices, Pendelis 16, 175 64 Palaio Faliro, Athens, Greece.

11.16	Acquisition of further tonnage. The Borrower shall not and shall procure that none of its subsidiaries shall acquire any further tonnage other than the Ships or New Ships without the prior written consent of the Lender (such consent not to be unreasonably withheld) and the Borrower shall keep the Lender fully informed from time to time of any proposed purchases of tonnage by the Borrower or any of its subsidiaries.

11.17	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default has occurred and is continuing unremedied and unwaived; or

(b)	states that no Event of Default has occurred and is continuing unremedied and unwaived, except for a specified event or matter, of which all material details are given.

11.18	Notification of default. The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default; or

(b)	any matter which indicates that an Event of Default may have occurred;

and will keep the Lender fully up-to-date with all developments.

11.19	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to the Borrower, the Ships, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document;

which may be requested by the Lender at any time.

12	CORPORATE UNDERTAKINGS AND FINANCIAL COVENANTS

12.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings. The Borrower will not:

(a)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital which would result in a breach of the financial covenants set out in Clause 12.4 or if an Event of Default has occurred and is continuing unremedied and unwaived;

(b)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending Advances to members of the Group for the purposes permitted in accordance with the terms of this Agreement;

(c)	reduce its issued share capital or issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital other than pursuant to the IPO;

(d)	acquire any shares or other securities other than US or UK Treasury bills, certificates of deposit issued by major North American or European banks and shares in New Companies, or enter into any transaction in a derivative other than the Master Agreement;

(e)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction, reorganisation or consolidation;

(f)	without the prior written consent of the Lender, permit a majority of the seats (other than vacant seats) on the board of directors of the Borrower to be held by persons other than persons who are either:

(i)	nominated by the Borrower’s then current board of directors; or

(ii)	appointed by persons as so nominated in accordance with (i) above; or

(g)	save as permitted in paragraph (h) of this Clause 12.3, permit and shall procure that its shareholders shall not permit any one person (or associated (in the sole opinion of the Lender) persons) to hold more than 20 per cent of the Borrower’s issued share capital at any one time;

(h)	permit and shall procure that its shareholders shall not permit less than 20 per cent of the Borrower’s issued share capital to vest in the ownership of members of the Palios and Margaronis families.

12.4	Financial Covenants. The Borrower shall ensure that at all times:

(a)	Adjusted Net Worth is not less than $150,000,000;

(b)	Adjusted Net Worth exceeds 25 per cent, of Total Assets; and

(c)	Liquid Funds shall not be less than $400,000 for each of the Ships and the New Ships.

12.5	Maintenance of Liquid Funds. The Borrower shall procure that Liquid Funds of not less than $400,000 for each of the Ships the subject of a Mortgage are maintained in accounts with the Lender.

13	INSURANCE

13.1	General. The Borrower also undertakes with the Lender to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner keep the Ship owned by it insured at the expense of the Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks (without any exclusion for any Environmental Incident);

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Owner to insure and which are specified by the Lender by notice to that Owner.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the market value of the Ship owned by it and (ii) together with the other Ships then subject to a Mortgage, 120% of the Commitment; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it.

(e)	on approved terms;

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations; and

(g)	if so required by the Lender (but without, as between the Owner and the Lender, liability on the part of the Lender for premiums or calls) with the Lender named as co-assured.

13.4	Further protections for the Lender. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Lender requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(e)	provide that the Lender may make proof of loss if the Owner fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance or contract for such insurance:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance or contract for such insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that the approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 7 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.

13.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

13.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. The Borrower shall procure that no Owner shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	if applicable, each Owner shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrower shall procure that no Owner shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Lender, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest insurance. The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest insurance policy on any Ship in such amounts which the Lender may from time to time consider appropriate (such amount to be equal to or greater than 120 per cent, of the Facility) such policy to be on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate. The Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Endorsement of mortgagee’s interest. Without prejudice to Clauses 13.3 and 13.4, the Borrower shall procure that the interest to the Lender shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the obligatory or other insurances by means of a loss payable clause and a notice of assignment signed by the Owner of each Ship, each in such form as shall from time to time be approved in writing by the Lender.

13.18	Application of insurance proceeds. The Borrower shall procure that each Owner shall apply all such sums receivable in respect of the obligatory or other insurances as are paid to the Lender in accordance with the General Assignment for the purpose of making good the loss and fully repairing all damage in respect of which the insurance moneys shall have been received.

13.19	Changing requirements. The Lender shall be entitled to review the requirements of this Clause 13 from time to time and notify the Borrower in writing of any modifications to the provisions of this Clause 13 which the Lender may reasonably specify in order to take account of changes in circumstances after the date of this Agreement (such changes in circumstances to include, without limitation, changes in each Ship’s trading patterns, changes in applicable law and changes in the price and availability of insurance coverage) and such notification shall be binding on the Borrower and the relevant Owner.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with the Lender to procure that each Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period except as the Lender may otherwise permit.

14.2	Ship’s name and registration. Each Owner shall keep the Ship owned by it registered in its name as a ship registered under an Approved Flag and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

14.3	Repair and classification. Each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a classification society which is a member of the International Association of Classification Societies free of overdue recommendations and conditions affecting class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered on the Approved Flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Modification. The Borrower shall procure that each Owner shall not make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

14.5	Removal of parts. The Borrower shall procure that each Owner shall not remove any material part of the Ship owned by it, or any item of equipment installed on that Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on that Ship the property of that Owner and subject to the security constituted by the relevant Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.6	Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

14.7	Inspection. The Borrower shall procure that each Owner shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.8	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or the Insurances;

(b)	all Taxes, dues and other amounts charged in respect of the Ship owned by it, her Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, her Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the Owner of that Ship shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. The Borrower shall procure that each Owner and the Approved Manager shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation in Prize Court or to destruction, seizure or confiscation; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Lender has been given and that Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

14.10	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, her employment, position, engagements and Insurances;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	the Owner’s compliance, the Approved Manager’s compliance or the compliance of the Ship owned by it, with the ISM Code and the ISPS Code;

and, upon the Lender’s request, the Borrower shall procure that each Owner shall provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and of that Ship’s Safety Management Certificate and the Document of Compliance.

14.11	Notification of certain events. The Borrower shall immediately notify the Lender by fax, confirmed forthwith, by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the Borrower shall and shall procure that each Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall in relation to any Ship owned by it:

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	de-activate or lay up the Ship owned by it; or

(f)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or for any other reason.

14.13	Creation of Mortgage. The Borrower shall procure that each of m.v.s “CALIPSO”, “CLIO” and “PANTELIS SP.” (as more particularly described in Schedule 3) shall become the subject of a Mortgage immediately upon its delivery to the relevant member of the Group and that all the other documents and evidence listed in Schedule 2, Part B as they relate to m.v.s “CALIPSO”, “CLIO” and “PANTELIS SP.” shall be provided to the Lender on or prior to the date on which the relevant members of the Group take delivery of m.v.s “CALIPSO”, “CLIO” and “PANTELIS SP.”, as the case may be.

14.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that the Ship is mortgaged by that Owner to the Lender.

14.15	Sharing of Earnings. .The Borrower shall procure that the Owner shall not enter into any agreement or arrangement for the sharing of any Earnings.

14.16	Books of account. The Borrower shall procure that each Owner shall keep proper books of account in respect of the Ship owned by it and her Earnings and, as and when the Lender so requires, the Borrower shall make or shall procure that each Owner makes such books available for inspection on behalf of the Lender.

15	SECURITY COVER

15.1	General. The Borrower shall comply with the following provisions of this Clause 15 at all times during the Security Period except as the Lender may otherwise permit.

15.2	Minimum required Security Cover. If, and so often as, the aggregate market value of the Ships which are the subject of a Mortgage (as determined in accordance with Clauses 15.5 and 15.6) plus the market value of any additional security for the time being actually provided to the Lender pursuant to Clause 15.3 falls below 120 per cent, of:

(a)	the Facility; and

(b)	such amount (the “Termination Amount”) as determined by the Lender in its absolute discretion as the amount due from the Borrower on terminating any Transaction under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in Section 14 of the Master Agreement) effected by the Lender after an Event of Default, the Borrower shall, within 15 days of being notified by the Lender of such requirement (which notification shall be conclusive and binding on the Borrower), comply with Clause 15.3 or 15.4.

15.3	Provision of additional security. Subject to Clause 15.4, on receipt of the notification referred to in Clause 15.2, the Borrower shall, within 15 days of receipt of the notification, provide the Lender with, or procure the provision to the Lender of, such additional security as shall, in the opinion of the Lender, be adequate to make up such deficiency, which additional security shall take such form, be constituted by such documentation and be entered into by such parties as the Lender in its absolute discretion may approve or require.

15.4	Prepayment of Facility. If the Borrower does not make proposals satisfactory to the Lender in relation to the additional security referred to in Clause 15.3 within 10 days of the date of the receipt by the Borrower of the Lender’s notification referred to in Clause 15.2, the Borrower shall make an offer to prepay (subject to, and in accordance with, Clause 7.4), such part of the Facility as will ensure that the aggregate market value (as determined in accordance with Clauses 15.5 and 15.6) of the Ships plus the market value of any additional security for the time being actually provided to the Lender pursuant to Clause 15.3 is, after such prepayment, at least 120 per cent, of (a) the Facility and (b) the Termination Amount.

15.5	Market value of the Ship. For the purposes of Clauses 15.3 and 15.4, the market value of a Ship shall be determined (at the expense of the Borrower) at any time as the Lender may request by means of a valuation made by an Approved Broker appointed by the Lender (the “First Valuation”).

15.6	Procedure for valuation. For the purposes of ascertaining the market value referred to in Clause 15.5, the First Valuation shall be made with or without physical inspection of the relevant Ship (as the Lender may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment. The Borrower may either:

(i)	accept the valuation set out in the First Valuation as conclusive evidence of the market value of the relevant Ship at the date of such valuation; or

(ii)	within 10 days of receipt of the First Valuation from the Lender, appoint a second Approved Broker (at the Borrower’s expense) to provide a second valuation (the “Second Valuation”) addressed to the Lender and given on the same basis as the First Valuation.

In the event the Borrower obtains a Second Valuation as aforesaid, the average of the First Valuation and the Second Valuation shall be taken to establish the market value of the relevant Ship and such average shall be conclusive evidence of the market value of the relevant Ship.

15.7	Provision of information. The Borrower shall supply to the Lender and to any Approved Broker such information concerning the relevant Ship being valued and her condition as such Approved Broker may require for the purpose of making a valuation.

15.8	Market value of additional security. For the purpose of this Clause 15, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender to assign any reason therefore Provided that:

(a)	if such additional security provided to the Lender is in the form of cash in a currency other than Dollars, then the market value of such cash will be equal to an equivalent amount in Dollars calculated at the exchange rate determined by the Lender in its absolute discretion; and

(b)	if such additional security provided to the Lender is a vessel, then the market value of such vessel shall be determined in accordance with the provisions of Clauses 15.5 and 15.6.

15.9	Additional documentation. In connection with any additional security provided in accordance with this Clause 15, the Lender shall be entitled to receive certified copies of such documents of the kind referred to in paragraphs 2, 3, 4, 5, 6 and 15 of Part A of Schedule 2 and such favourable legal opinions as the Lender shall, in its absolute discretion, require.

15.10	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 20.4, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any Approved Broker instructed by the Lender under this Clause and all legal and other expenses properly incurred by the Lender in connection with any matter arising out of this Clause.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at the Receiving Bank (Account No 00261123), or to such other account with such other bank as the Lender may from time to time notify to the Borrower.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day; and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.5	Accounts prima facie evidence. If the account maintained under Clauses 16.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

17	APPLICATION OF RECEIPTS

17.1	Application. All moneys received by the Lender under the Finance Documents and expressed to be applied in accordance with this Clause 17.1 shall (unless the Lender otherwise requires) be applied by the Lender in the following manner:

FIRST: in or towards satisfaction of any amounts as are then accrued due and payable under this Agreement, the Master Agreement and the other Finance Documents (or any of them) or are then due and payable by virtue of payment demanded under this Agreement, the Master Agreement or the other Finance Documents in such order of application as the Lender shall think fit;

SECONDLY: in retention of an amount equal to any amounts which are not then due and payable under this Agreement, the Master Agreement or any other Finance Document but which (in the sole and absolute opinion of the Lender) will or may become due and payable in the future and, upon their becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Clause 17.1; and

THIRDLY: the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled thereto.

17.2	Notice of variation of order of application. The Lender may, by notice to the Borrower and the Security Parties, provide for a different order of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Effect of variation notice. The Lender may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Lender gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings. The Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings of each Ship are paid to the Operating Account.

18.2	Location of accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Operating Account;

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Operating Account.

18.3	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Operating Account without prior notice in order to discharge any amount due and payable to it under Clause 20 or payment of which it has become entitled to demand under Clause 20.

18.4	Release of Earnings. Any amounts standing to the credit of the Operating Account shall be available to the Borrower to meet the operating expenses of each Ship and for any other purpose permitted by this Agreement Provided that no Event of Default or Potential Event of Default has occurred.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay within 2 Business Days of the due date or, if payable on demand, within 3 days of the Lender’s demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)

(i)	any breach occurs of Clause 8.3, 9.2, 11.2, 11.3, 11.16, 12.2, 12.3, 14.2, 14.14 or 18.1,; or

(ii)	the Borrower fails to provide additional security or make a prepayment of part of the Facility in the circumstances referred to in Clauses 9.1(f), 15.2, 15.3 and 15.4 within the time limit prescribed; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c); or

(e)	any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or deemed repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in an amount exceeding $500,000 or its equivalent in other currencies (singly or in aggregate):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency and such execution, attachment, arrest, sequestration, distress or other form of freezing order is not dismissed, discharged, stayed or restrained, in each case, within 14 days of the institution or presentation thereof; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a frilly solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or

(h)	the Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable any Owner to own, operate or charter the Ship owned by it or to enable the Borrower or any Security Party to comply with any provision of a Finance Document, which the Lender considers material, is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	without the Lender’s prior consent, a change occurs after the date of this Agreement in the ultimate beneficial ownership of any of the shares in the Borrower or any of its subsidiaries so that persons other than:

(i)	members of the Palios and Margaronis family;

(ii)	beneficiaries of any employee stock ownership plan or other employee benefit plan of the Borrower and/or its subsidiaries; or

(iii)	one or more underwriters temporarily holding shares of the Borrower pursuant to an offering of such shares,

have acquired or shall acquire direct or indirect legal or beneficial ownership of more than 20 per cent, of the issued and outstanding share capital of the Borrower; or

(1)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	the Lender gives notice of an Early Termination Date under Section 6(a) of the Master Agreement; or

(o)	a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master Agreement; or

(p)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(q)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason other than because of any action by the Lender; or

(r)	any of the financial covenants set out in Clause 12.4 are contravened;

(s)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or any Owner; or

(ii)	any casualty or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender considers that there is a significant risk that the Borrower or any Owner is, or will later become, unable to discharge its or their liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(b)	serve on the Borrower a notice stating that the Facility, all accrued interest and all other amounts accrued or owing under this Agreement and the Master Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.

19.3	Termination of obligations. On the service of a notice under Clause 19.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

19.4	Acceleration of Facility. On the service of a notice under Clause 19.2(b), the Facility, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Lender may serve notices under Clauses 19.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly or mainly by the dishonesty or the wilful misconduct of the Lender’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

19.7	Relevant Persons. In this Clause 19 a “Relevant Person” means the Borrower, a Security Party, and any company which is a subsidiary of the Borrower or a Security Party or of which the Borrower or a Security Party is a subsidiary; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.8	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Arrangement and commitment fees. The Borrower shall pay to the Lender:

(a)	on the date of this Agreement, a fee of $1,200,000; and

(b)	quarterly in arrears during the period from (and including) the Availability Date to the last day of the Availability Period, a commitment fee at the rate of 0.25 per cent, per annum on the amount of the Available Commitment.

20.2	Costs of negotiation, preparation etc. The Borrower shall reimburse to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon properly incurred by the Lender in connection with:

(a)	the negotiation, preparation and execution of this Agreement, the Master Agreement and the Finance Documents the insurance consultant’s report referred to in paragraph 4 of Part B of Schedule 2 and paragraph 12 of Part C of Schedule 2 and the foreign lawyer opinions referred to in paragraph 5 of Part B of Schedule 2 and paragraphs 13 and 9 of Part C of Schedule 2; and/or

(b)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Agreement, the Master Agreement and the other Finance Documents.

20.3	Costs of variations, enforcement etc. The Borrower shall reimburse to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon properly incurred by the Lender in connection with:

(a)	any variation of, or supplement to, this Agreement, the Master Agreement and the other Finance Documents (or any of them); and/or

(b)	any consent or waiver required from the Lender in relation to this Agreement, the Master Agreement and any other Finance Document, and in each case, regardless of whether the same is actually implemented, completed or granted.

20.4	Stamp and other duties. The Borrower shall pay promptly all stamp, documentary and other like duties and Taxes to which this Agreement, the Master Agreement and the other Finance Documents may be subject or give rise and shall indemnify the Lender on demand against any and all liabilities with respect to, or resulting from, any delay or omission on the part of the Borrower to pay any such duties or Taxes.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Facility. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Facility or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Facility under Clause 19;

and in respect of any Tax (other than Tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, or an amount equal to the Margin in the circumstances envisaged in Clause 21.1(b), incurred or suffered by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Facility and/or any overdue amount (or an aggregate amount which includes the Facility or any overdue amount); and

(b)	in terminating, or otherwise in connection with, the Master Agreement and any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one Provided that the Lender shall take all reasonable steps to minimise losses arising under this paragraph (b).

21.3	Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

21.4	ISM Code and indemnity. Without prejudice to the generality of Clause 21.3, the indemnities referred to in Clause 21.3 cover any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea or the ISM Code.

21.5	Currency indemnity. If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Environmental indemnity. The Borrower shall indemnify the Lender on demand against all costs, expenses, liabilities and losses sustained or incurred as a result of or in connection with, Environmental Claims being made against the Lender or otherwise howsoever arising out of any Environmental Incident

21.7	Receiving Bank. The Borrower shall indemnify the Lender on demand against all costs and expenses paid or incurred by the Lender arising out of the role of any Receiving Bank in relation to the Facility.

21.8	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition (including but not limited to, any set-off, compensation, cross claim or condition arising under, or in relation to, or in connection with, the Master Agreement); and

(b)	free and clear of any Tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for Taxes. If the Borrower is required by law to make a Tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the Tax deduction) a net amount which, after the Tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within one month after making any Tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the Tax had been paid to the appropriate taxation authority.

22.4	Exclusion of Tax on overall net income. In this Clause 21.6 “Tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

22.5	Tax credit. If the Lender receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2, the Lender shall pay to the Borrower a sum equal to the repayment or credit received, Provided always that:

(a)	the Lender shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 22.5 shall oblige the Lender to arrange its tax affairs in any particular manner to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within a particular time;

(c)	nothing in this Clause 22.5 shall oblige the Lender to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Lender under or in connection with this Clause 22.5 shall be conclusive and binding on the Borrower.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification and effect of illegality. On the Lender notifying the Borrower under Clause 23.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Facility in full in accordance with Clause 7.

23.3	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Lender under Clause 23.1, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased costs”. In this Clause 23, “increased costs” means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Commitment or performing its obligations under this Agreement, or of having outstanding all or any part of the Facility or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Facility or (as the case may require) the proportion of that cost attributable to the Facility; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not:

(i)	an item attributable to a change in the rate of Tax on the overall net income of the Lender (or a parent company of it); or

(ii)	an item covered by the Mandatory Cost Rate; or

(iii)	an item covered by the indemnity for Tax in Clause 21.1; or

(iv)	an item covered by the grossing-up provisions in Clause 22.2; or

(v)	an item arising directly out of the implementation by the applicable authorities having jurisdiction over the Lender of matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July, 1988 and entitled “International Convergence of Capital Measurement and Capital Standards” to the extent and according to the timetable provided for in the statement.

For the purposes of this Clause 24.2, the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Payment of increased costs. The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

24.4	Notice of prepayment. If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 24.3, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Facility at the end of an Interest Period.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Commitment shall terminate and the Borrower shall prepay (without premium or penalty) the Facility, together with accrued interest thereon at the applicable rate plus the Mandatory Cost Rate plus the Margin.

24.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under this Agreement, the Master Agreement or any other Finance Document; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

25.2	Set-off between this Agreement and the Master Agreement. If the Borrower is the defaulting party under the Master Agreement, the Lender, as the non-defaulting party, may (without prejudice to or limitation of its right of set-off under section 6(e) of the Master Agreement and its rights under Clause 25.1) at the same time as, or at any time after, the Borrower’s default, set-off any amount due from the Borrower to the Lender under this Agreement against any amount due from the Lender to the Borrower under the Master Agreement and apply the first amount in discharging the second amount. The effect of any set-off under this Clause 25.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Lender under the Master Agreement.

25.3	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

25.4	No Security Interest. This Clause 25 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	ASSIGNMENTS, TRANSFERS AND CHANGES IN LENDING OFFICE

26.1	Successors etc. This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and permitted assigns.

26.2	Transfer by Borrower. The Borrower may not, without the consent of the Lender, transfer any of its rights, liabilities or obligations under any Finance Document.

26.3	Assignment etc. by Lender. The Lender may, with the prior consent of the Borrower, such consent not be unreasonably withheld, assign or transfer all or any of the rights and/or obligations and interests which it has under, or by virtue of, the Finance Documents or change its lending office. The Lender shall notify the Borrower promptly following any such assignment, transfer or change in lending office.

26.4	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under, or by virtue of, the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

26.5	Sub-participation; subrogation assignment. The Lender may, with the prior consent of the Borrower, such consent not to be unreasonably withheld, sub-participate all or any part of its rights and/or obligations under, or in connection with, the Finance Documents; and the Lender may assign, in any manner and on terms agreed by it, all or any part of those rights to an insurer or surety which has become subrogated to them.

26.6	Disclosure of information. The Lender may not disclose to a potential assignee, transferee or sub-participant or any other person who may otherwise enter into contractual relations with the Lender in relation to this Agreement or any other Finance Document any information which the Lender has received in relation to the Borrower and its related entities or their respective affairs without the consent of the Borrower, such consent not to be unreasonably withheld or delayed Provided that no such consent shall be required if an Event of Default has occurred.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, fax or, subject to that set out below, telex; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly, provided that the Borrower may not send notices or other communications by telex to the Lender but the Lender reserves right to send notices or other communications by telex to the Borrower.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	Pendelis 16
175 64 Palaio Faliro
Athens
Greece

		Telex No:	214605 BELL GR
		Fax No:	+302 10 942 4975
		Attention:	Mr S P Palios

(b)	to the Lender:	Shipping Business Centre
5-10 Great Tower Street
London EC3P 3HX

		Fax No:	+44 20 7615 0119

or to such other address as the relevant party may notify the other.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by telex or fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time; the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under, or in connection with, a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or, as the case may be, another Finance Document has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under, or in connection with, a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Time. Time shall be of the essence in this Agreement as regards compliance by the Borrower of its obligations under this Agreement.

29.2	Delay. No delay or omission on the part of the Lender in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.

29.3	Rights cumulative, non-exclusive. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Lender deems expedient.

29.4	Waiver. Any waiver by the Lender of any provision of this Agreement or any consent or approval given by the Lender under this Agreement shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

29.5	Partial invalidity. If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

29.6	Duration of obligations. The obligations of the Borrower under this Agreement shall remain in full force and effect until the Lender shall have received all amounts due or to become due to it under this Agreement and under the other Finance Documents in accordance with this Agreement and of the other Finance Documents. Without prejudice to the foregoing, the obligations of the Borrower under Clauses 6, 22, 24 and 25 shall survive the repayment of the Facility.

29.7	Counterparts. A Finance Document may be executed in any number of counterparts.

29.8	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.9	Certificates. A certificate or determination of the Lender as to any matter provided for in this Agreement or any other Finance Document shall, in the absence of manifest error, be conclusive and binding on the Borrower.

30	GOVERNING LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Lender. Clause 30.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. The Borrower irrevocably appoints C&C Legal Services Limited at its registered office for the time being, presently at 20 Upper Ground, Sea Containers House, Blackfriars Bridge, London SE1 9QT, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Lender’s rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:	The Royal Bank of Scotland plc

5-10 Great Tower Street

London

EC3P 3HX

Attention: The Shipping Business Centre

[—]

DRAWDOWN NOTICE

1	We refer to the facility agreement (the “Facility Agreement”) dated as of 18 February 2005 and made between ourselves, as Borrower, and yourselves, as Lender, in connection with a revolving credit facility of up to US$300,000,000. Terms defined in the Facility Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow [a Working Capital], [the Approved Manager], [a New Ship] Advance as follows:-

(a)	Amount: US$[—];

(b)	Drawdown Date: [—];

(c)	Duration of the Interest Period shall be [—] months;

(d)	Payment instructions: account in our name and numbered [—] with [—] of [— ].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Facility Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Facility.

4	This notice cannot be revoked without the prior consent of the Lender.

Director

for and on behalf of

DIANA SHIPPING INC.

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1 (a) required before service of the first Drawdown Notice.

1	A duly executed original of this Agreement, the Master Agreement and all the Finance Documents (other than the Mortgages and the General Assignments and of each document required to be delivered by each such Finance Document).

2	Copies of the certificate of incorporation and constitutional documents (or equivalent documents) and all amendments thereto of the Borrower and each Security Party and any other documents required to be filed or registered or issued under the laws of the country of its incorporation to establish its incorporation and/or good standing.

3	Copies of resolutions passed at a meeting of the board of directors and shareholders of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers or attorneys to give the Drawdown Notice and other notices under this Agreement or other evidence of such approvals and authorisations as shall be acceptable to the Lender.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5	A list specifying the directors and officers of the Borrower and each Security Party (together with specimen signatures) and specifying the authorised and issued share capital of the Borrower and each Security Party.

6	Copies of all consents which the Borrower or any Security Party requires to enter into, perform or make any payment under, any Finance Document.

7	The originals of any mandates or other documents required by the Lender in connection with the opening or operation of the Operating Account.

8	A valuation of each of the Existing Ships, including m.v.s “CALIPSO”, “CLIO” and “PANTELIS SP” (more particularly described in Schedule 3), addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the first Drawdown Date.

9	Evidence satisfactory to the Lender, in its sole and absolute opinion, that the Borrower has successfully completed the IPO and that:

(a)	such IPO has generated net proceeds (excluding costs and expenses) of not less than $110,000,000; and

(b)	the new equity raised pursuant to the IPO is non-convertible (unless the Lender has otherwise consented in writing).

10	Evidence satisfactory to the Lender, in its sole and absolute opinion, that after completion of the IPO referred to in paragraph 9 above, at least 20 per cent, of the issued share capital of the Borrower is vested in the ownership of members of the Palios and Margaronis families and, other than in the case of ownership of members of the Palios and Margaronis families as aforesaid, no one person (or associated (in the sole opinion of the Lender) persons) holds more than 20 per cent of the Borrower’s issued share capital.

11	A duly signed compliance certificate in the form set out in Schedule 6 confirming that the Borrower is in compliance with the financial covenants set out in Clause 12.4.

12	If so required by the Lender, a survey report addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the first Drawdown Date from an independent marine surveyor selected by the Lender in respect of the physical condition of each Existing Ship.

13	Documentary evidence that the agent for service of process named in Clause 29.1 has accepted its appointment.

14	Such documents and evidence as the Lender shall require, based on applicable law and regulations and the Lender’s own internal guidelines, relating to the Lender’s knowledge of its customers.

15	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B

The following are the documents referred to in Clause 9.1(b) required on or before the first Drawdown Date.

In Part B of Schedule 3, the following definitions shall have the following meanings:

“Relevant Owner” means the member of the Group which is the registered owner of the Relevant Ship; and

“Relevant Ship” means each and every Existing Ship which is owned by the Relevant Owner as at the first Drawdown Date.

1	A duly executed original of the Guarantee, the Mortgage and the General Assignment relative to the Relevant Ship and of each document to be delivered pursuant to each such Finance Document.

2	Documentary evidence that:

(a)	the Relevant Ship is registered in the ownership of the Relevant Owner under an Approved Flag;

(b)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Owner save as contemplated by the Finance Documents relative thereto;

(c)	the Relevant Ship maintains the highest classification available to ships of the same type, specification and age of such Ship with a classification society which is a member of the International Association of Classification Societies free of all overdue recommendations and conditions of such Classification Society affecting class;

(d)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(e)	the Mortgage relating to the Relevant Ship has been duly registered or recorded against the Relevant Ship as a valid first priority or preferred ship mortgage in accordance with the laws of the relevant Approved Flag State.

3	Documents establishing that the Relevant Ship will, as from the first Drawdown Date be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of the Relevant Ship and subordinating the rights of the Approved Manager against the Relevant Ship and the Relevant Owner to the rights of the Lender under the Finance Documents; and

(b)	copies of the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in respect of the Relevant Ship.

4	At the cost of the Borrower a favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Relevant Ship as the Lender may require.

5	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, any relevant Approved Flag State relating to the Relevant Ship such other relevant jurisdictions as the Lender may required.

6	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART C

The following are the documents referred to in Clause 9.1(c) required before the Drawdown Date of each New Ship Advance.

In this Part C of Schedule 3, the following definitions shall have the following meanings:

“Relevant Advance” means, in relation to each New Ship or New Company, the New Ship Advance which shall be used to part-finance the acquisition of such New Ship or New Company;

“Relevant Owner” means the member of the Group or New Company which is the buyer of the Relevant Ship; and

“Relevant Ship” means, in relation to each New Ship Advance, the New Ship which is to be financed by such New Ship Advance or any vessel to be acquired as part of the purchase of a New Company.

The following documents apply where the Borrower nominates the New Ship as a Collateral Ship for the purposes of this Agreement pursuant to Clause 3.4(b):

1	Copies of resolutions of the shareholders and directors of the Relevant Owner authorising the execution of each of the Finance Documents to which such Relevant Owner is a party (unless already supplied to the Lender under this Agreement).

2	The original of any power of attorney under which any Finance Document is executed on behalf of the Relevant Owner.

3	Copies of all consents which the Relevant Owner requires to enter into, or make any payment under, any Finance Document to which it is a party.

4	The written confirmation of the Lender that the Relevant Ship and/or the New Company, as the case may be, has been approved by the Lender as a Collateral Ship for the purposes of this Agreement.

5	A duly executed original of the Guarantee of the Relevant Owner and of the Mortgage and the General Assignment relative to the Relevant Ship and of each document to be delivered pursuant to each such Finance Document.

6	Documentary evidence that:

(a)	the Relevant Ship has been unconditionally delivered to, and accepted by, the Relevant Owner and the full purchase price payable the seller of the Relevant Ship (in addition to the part to be financed by the Relevant Advance) has been duly paid;

(b)	the part of the purchase price of the Relevant Ship which has not been funded out of the proceeds of the Relevant Advance and which has been borrowed by the Relevant Owner or the Borrower is subordinated to the obligations of the Relevant Owner or Borrower to the Lender under the Finance Documents in terms satisfactory to the Lender in its absolute discretion.

(c)	the Relevant Ship is registered in the ownership of the Relevant Owner under an Approved Flag;

(d)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Owner save as contemplated by the Finance Documents;

(e)	the Relevant Ship maintains the highest classification available for ships of the same type, specification and age as such Ship with a classification society which is a member of the International Association of Classification Societies free of all overdue recommendations and conditions of such classification society affecting class;

(f)	the Mortgage relating to the Relevant Ship has been duly registered or recorded against the Relevant Ship as a valid first priority ship mortgage in accordance with the laws of the relevant Approved Flag State; and

(g)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of Insurances have been complied with.

7	Documents establishing that the Relevant Ship will, as from the Drawdown Date relative to the Relevant Advance, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of the Relevant Ship and subordinating the rights of the Approved Manager against the Relevant Ship and the Relevant Owner to the rights of the Lender under the Finance Documents; and

(b)	copies of the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in respect of the Relevant Ship.

8	A valuation (at the expense of the Borrower) of each Ship which is the subject of a Mortgage (including, for these purposes, the Relevant Ship), addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 14 days before the Drawdown Date relative to the Relevant Advance, from one or more Approved Brokers and determined in the manner set out in Clauses 15.5 and 15.6 which shows an aggregate market value of the Ships which are the subject of a Mortgage in an amount which does not breach the ratio set out in Clause 15.2.

9	If required by the Lender, a satisfactory (in the absolute opinion of the Lenders) survey report (at the cost of the Borrower) in respect of the Relevant Ship, addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the Drawdown Date relative to the Relevant Advance, from an independent marine surveyor selected by the Lender who shall have conducted a physical inspection of the Relevant Ship.

10	Such documents and evidence as the Lender shall require in relation to each Relevant Owner based on applicable laws and regulations and the Lender’s own internal guidelines, relating to the Lender’s knowledge of its customer.

11	Documentary evidence that any agent for service of process covered in the Guarantee given by the Relevant Owner, the Mortgage and General Assignment in respect of the Relevant Ship has accepted its appointment for the purpose of the relevant Finance Document.

12	At the cost of the Borrower, a favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Relevant Ship as the Lender may require.

13	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, the Approved Flag State and such other relevant jurisdictions as the Lender may require.

14	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

The following documents apply where the Borrower does not nominate the New Ship as a Collateral Ship for the purposes of this Agreement pursuant to Clause 3.4(b):

15	Written confirmation of the Lender that the Relevant Ship and/or New Company, as the case may be, which is the subject of the Relevant Advance has been approved by the Lender as a New Ship or a New Company for the purposes of this Agreement.

16	A satisfactory, in the opinion of the Lender, valuation (at the expense of the Borrower) of the Ships, addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the Drawdown Date relative to the Relevant Advance, from an Approved Broker.

17	Such documents and evidence as the Lender shall require in relation to each Unencumbered Owner based on applicable laws and regulations and the Lender’s own internal guidelines, relating to the Lender’s knowledge of its customer.

SCHEDULE 3

THE EXISTING SHIPS

Vessel Name	Owner	Vessel Type	Flag	Dead Weight Tonnage	Year Built
“OCEANIS”	Panama Compania Armadora S.A.	Bulk carrier	Bahamas	75,211	2001

“ALCYON”	Buenos Aires Compania Armadora S.A.	Bulk carrier	Bahamas	75,247	2001

“NIREFS”	Skyvan Shipping Company S.A.	Bulk carrier	Bahamas	75,311	2001

“TRITON”	Husky Trading S.A.	Bulk carrier	Bahamas	75,336	2001

“DIONE”	Chorrera Compania Armadora S.A.	Bulk carrier	Greece	75,172	2001

“DANAE”	Eaton Marine S.A.	Bulk carrier	Greece	75,106	2001

“PROTEFS”	Cypres Enterprises Corp.	Bulk carrier	Bahamas	73,700	2004

“CALIPSO”	Darien Compania Armadora S.A.	Bulk carrier	Bahamas	73,700	2005

“CLIO”	Texford Maritime S.A.	Bulk carrier	Bahamas	73,700	2005

“PANTELIS SP”	Cerada International S.A.	Bulk carrier	Bahamas	169,883	1999

“ERATO”	Urbina Bay Trading S.A.	Bulk Carrier	Bahamas	74,444	2004

“THETIS”	Changame Compania Armadora S.A.	Bulk Carrier	Bahamas	73,583	2004

SCHEDULE 4

MANDATORY COST FORMULA

The Mandatory Cost Rate will be calculated in accordance with the following formula:

F x 0.01
300

where on the day(s) of application of the formula:

F.	is the rate of charge payable by the Lender to the Financial Services Authority pursuant to paragraph 2 of the Fees Regulations (but where for this purpose, the figure at paragraph 2.02b/2.03b shall be deemed to be zero) and expressed in pounds per £1 million of the Fee Base of the Lender.

For the purposes of this Schedule:

Fee Base has the meaning ascribed to it for the purposes of, and all be calculated in accordance with, the Fees Regulations.

Fees Regulations means, as appropriate, either the Banking Supervision (Fees) Regulations 2000 or such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to 31 March 2001.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

If alternative or additional financial requirements are imposed which in the Lender’s opinion make the formula set out above no longer appropriate, the Lender shall be entitled to stipulate such other formula as shall be suitable to apply in substitution for the formula set out above.

SCHEDULE 5

LENDER COMMITMENT

REPAYMENT DATE (Number of months after the Availability Date)	COMMITMENT REDUCTION (US$)	COMMITMENT (US$)
0		300,000,000
72	15,000,000	285,000,000
78	15,000,000	270,000,000
84	15,000,000	255,000,000
90	15,000,000	240,000,000
96	15,000,000	225,000,000
102	15,000,000	210,000,000
108	15,000,000	195,000,000
114	15,000,000	180,000,000
120	180,000,000	0

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	The Royal Bank of Scotland plc

Shipping Business Centre

5-10 Great Tower Street

London

EC3P 3HX

[—]

Dear Sirs

Facility Agreement dated as of 18 February 2005 (the “Facility Agreement”) made between (i) Diana Shipping Inc. as borrower (the “Borrower”) and (ii) The Royal Bank of Scotland plc as lender (the “Lender”) in connection with a revolving credit facility of up to US$300,000,000.

We refer to the Facility Agreement. Terms defined in the Facility Agreement have their defined meanings when used in this Compliance Certificate.

We also refer to the financial covenants set out in clause 12 of the Facility Agreement.

We confirm that, as at the date of this Compliance Certificate, we are in compliance with the following covenants:

(a)	Clause 12.4(a); Adjusted Net Worth is not less than US$150,000,000; and

(b)	Clause 12.4(b); Adjusted Net Worth exceeds 25 per cent, of Total Assets;

(c)	Clause 12.4(c); Liquid Funds are not less than US$400,000 for each of the Existing Ships and each of the New Ships; and

(d)	Clause 12.3(a); no dividends have been declared or paid since [the date of the previous Compliance Certificate] [the date of the Facility Agreement] which would result in the breach of any of the above financial covenants [save as expressly agreed by the Lender in writing].

To evidence such compliance, we attach a copy of the latest [annual audited][quarterly unaudited] accounts of the Borrower together with calculations setting out in reasonable detail the data and calculations resulting therefrom which we have used to support the confirmations made above.

No Event of Default or Potential Event of Default has occurred in relation to the Borrower or the Owner.

Signed

Chief Financial Officer for and on behalf of
DIANA SHIPPING INC.

EXECUTION PAGE

BORROWER

SIGNED by	)
)
for and on behalf of	)
DIANA SHIPPING INC.	)
in the presence of:	)

LENDER

SIGNED by	)
)
for and on behalf of	)
THE ROYAL BANK OF	)
SCOTLAND PLC	)
in the presence of:	)